                                                                    EXHIBIT 10.2






                                                                REDACTED VERSION


                                     EXHIBIT 10.2

                                          To

                                Immunex Corporation's

                                       Form 8-K

                                        Dated

                                    July 24, 1996





    "[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a report for confidential treatment.

                                                                   EXHIBIT 10.2


                        TNFR LICENSE AND DEVELOPMENT AGREEMENT

    AGREEMENT made as of this 1st day of July, 1996 ("Effective Date") by and between American Home Products Corporation, a Delaware corporation, acting through its Wyeth-Ayerst Laboratories Division, ("AHP") and Immunex Corporation, a Washington corporation, together with its Affiliates ("Immunex").

         A. Immunex and American Cyanamid Corporation, a wholly-owned subsidiary of AHP ("ACY"), entered into a Research and Development Agreement dated as of June 1, 1993 (the "R&D Agreement") providing for, among other things, the collaboration of the parties in oncology research and development and the granting by Immunex to ACY of certain license rights to TNFR.

         B. Immunex, AHP and ACY have determined to terminate the R&D Agreement and replace it with the Research Agreement dated the date hereof relating to oncology research and development and this Agreement relating to the development and commercialization of TNFR on the terms and conditions set forth herein.
                               ARTICLE 1.  DEFINITIONS

    1.01 "Affiliate" shall mean any corporation or business entity of which a party owns directly or indirectly, fifty percent (50%) or more of the assets or outstanding stock, or any corporation which a party directly or indirectly controls, or any parent corporation that owns, directly or indirectly, fifty percent (50%) or more of the assets or outstanding stock of a party or directly or indirectly controls a party. For purposes of this Agreement, the parties and their respective Affiliates shall not be deemed to be Affiliates of each other.

    1.02 "AHP Patent(s)" shall mean any and all AHP Granted Patents and patent applications relating to TNFR, or third-party patents or patent applications in which AHP and/or its Affiliates has a licensable interest, that are necessary or useful in order to research, develop, make, have made, market, use, import, offer for sale, or sell TNFR, and any reissues, re-examinations, continuations, continuations-in-part, divisions, renewals, extensions, patents of addition, and any extension of the term of the patent or supplementary protection certificate or other means by which greater effective patent protection is extended that exist as of the Effective Date or are issued or filed at any time during the term of this Agreement.

    1.03 "AHP Territory" shall mean all of the countries of the world except North America.

    1.04 "Combination Product(s)" shall mean any pharmaceutical or biological preparation in finished form that contains TNFR in combination with one or more other active ingredients.

    1.05 "Distributor" shall mean any third party that purchases TNFR in finished form (in final packaged form bearing Immunex tradedress) for resale in a particular part of the Immunex Territory.

    1.06 "FDA" shall mean the Federal Food and Drug Administration of the United States Department of Health and Human Services or successor agencies.

    1.07  "Global Development Plan" shall have the meaning accorded thereto in
Article 3.01.

    1.08 "GMP" shall mean good manufacturing practices as established from time to time by the FDA.

    1.09 "Governance Agreement" shall mean the Amended and Restated Governance Agreement among American Cyanamid Company, Lederle Oncology Corporation and Immunex Corporation dated as of December 15, 1992.

    1.10 "Governmental Approvals" shall mean any marketing or pricing approvals, health licenses, registrations or authorizations, however called, of any country or international regulatory agency, department, bureau or other government entity, including the FDA and its foreign counterparts, necessary for the manufacture, use, storage, transport or sale of TNFR.

    1.11 "Granted Patent(s)" shall mean any claims of an issued and unexpired Patent that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, or that remains unappealable or unappealed within the time allowed for appeal, or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise, and shall refer to patents owned solely by Immunex ("Immunex Granted Patents"), patents owned solely by AHP and/or its Affiliates ("AHP Granted Patents"), or patents owned jointly by the parties ("Joint Granted Patents"), however appropriate.

    1.12 "Health Care Market" shall mean end users of health care products, health care professionals or treatment providers, hospitals, clinics, health maintenance organizations, wholesalers, Distributors, manufacturers of systems or equipment that incorporate TNFR or Technology as enabling technology, operating components or reagents, and third parties who assist in the sale, marketing or distribution of TNFR or Technology other than by co-promotion or co-marketing arrangements.


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


    1.13 "Immunex Patent(s)" shall mean all Immunex Granted patents and patent applications and any third party patents and patent applications in which Immunex has a licensable interest, that are necessary or useful in order to research, develop, make, have made, market, use, import, offer for sale, sell, or have sold TNFR, and any reissues, re-examinations, continuations, continuations-in-part, divisions, renewals, extensions, patents of addition, and any extension of the term of the patent or supplementary protection certificate or other means by which greater effective patent protection is extended that exist as of the Effective Date of or are issued or filed at any time during the term of this Agreement.

    1.14 "Intellectual Property" shall mean Patent(s) and Technology and where appropriate may specifically refer to Intellectual Property solely owned or controlled by Immunex (the "Immunex Intellectual Property"), solely owned or controlled by AHP and/or its Affiliates (the "AHP Intellectual Property"), or jointly owned or controlled by the parties hereto (the "Joint Intellectual Property").

    1.15 "Immunex Territory" shall mean North America (as hereinafter defined).

    1.16 "Joint Patent(s)" shall mean all Granted Patents and patent applications of which AHP and/or its Affiliates is a joint owner with Immunex, as determined by the patent laws of the United States or as otherwise expressly provided for by the parties.

    1.17 "Joint Project Development Team" shall have the meaning accorded thereto in Article 3.02.

    1.18  "Manufacturing Agreement" shall have the meaning accorded thereto in
Article 2.01.

    1.19 "Manufacturing Cost" shall mean, for each quantity of TNFR, the cost to the manufacturing party or its Affiliate(s) for raw materials, energy, labor (salary and benefits), and reasonable overhead charges relating to the manufacture, quality control testing and delivery of such TNFR, and other direct and allocable indirect costs to manufacture such TNFR, including but not limited to royalties to an unaffiliated third party on licensed technology, to manufacturing charges for inventory adjustments, for offgrade or defective material, handling losses, physical adjustments, salvage and start-up, all such costs and charges to be calculated on a basis consistent with then current methods and practices applied to all other products manufactured by the manufacturing party, as the case may be, at the facility or facilities used for production plus appropriately allocated manufacturing general and administrative costs determined by allocation principles established by mutual agreement of the parties which shall be in accordance with generally accepted accounting principles, consistently applied. If TNFR is manufactured by a party that is not an Affiliate of a party to this Agreement, the Manufacturing Cost shall be the amount payable to the unaffiliated third party on arm's-length dealing with such manufacturer plus any costs needed to complete manufacture quality control testing and delivery of such TNFR. Manufacturing Cost shall not include capital costs, other than depreciation, or opportunity costs for contract manufacturing.

    1.20 "Market Launch" shall mean on a country-by-country basis, the first commercial sale of a product containing TNFR in that country.

    1.21 "Materials" shall mean any and all compounds, culture media, assay systems, DNA, RNA, and fragments thereof, genes and other nucleotide constructs, plasmids, vectors, development strains, expression systems, cell lines, antibodies, hybridomas, clones, peptides, protein compositions, colonies, animal models, promoters, epitopes, microorganisms and any other biological or chemical materials, as well as the information embodied therein, that are necessary or useful in developing, manufacturing, using, marketing, or selling TNFR.

    1.22 "Net Sales" shall mean the gross invoice price of TNFR sold by a party, its Affiliates, sublicensees, distributors or other designees to an independent third party after deducting, if not already deducted in the amount invoiced:

         (i) the standard inventory cost (actual acquisition cost) of devices used for dispensing or administering TNFR and that accompany such TNFR as they are sold;

         (ii) then normal or customary trade, cash, and/or quantity discounts;

         (iii)  returns, rebates and allowances;

         (iv)   retroactive price reductions applicable to sales of TNFR;

         (v)    sales commissions paid to distributors and selling agents;

         (vi)   sales taxes, excise taxes, tariffs and duties; and

         (vii) two percent (2%) of the amount invoiced to cover bad debt, freight or other transportation costs, insurance charges, additional special packaging, and other governmental charges.

    1.23 "North America" shall mean the United States, its territories and possessions (including Puerto Rico) and Canada.

    1.24  "Patents" shall mean Immunex Patents, AHP Patents, and Joint Patents.

    1.25 "Product Development Steering Committee" or "Steering Committee" shall mean the Committee created in Article 3.03 of this Agreement.

    1.26 "Technology" shall mean all technical data, and business and other commercial information relating to TNFR that are owned or controlled by a party and for

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which such party has a right to disclose or license to the other hereunder, including techniques, discoveries, inventions, processes, know-how, Materials, regulatory data and information of any kind including pre-clinical and clinical experimental results and any other information reasonably necessary to permit a party to develop, manufacture, test, use, market, sell and distribute TNFR, in whatever form kept and whether or not such information is patentable, copyrightable, or subject to trademark protection, and whether or not such aforementioned intellectual property protection has been sought. As appropriate, Technology may be referred to as that solely owned or controlled by Immunex ("Immunex Technology"), that solely owned or controlled by AHP ("AHP Technology"), and that owned or controlled jointly by the parties ("Joint Technology").

    1.27 "TNFR" shall mean tumor necrosis factor receptor (p75 to p80) and all derivatives and analogues thereof.

                              ARTICLE 2.  LICENSE GRANTS

    2.01 Immunex hereby grants AHP a royalty-free, exclusive license, including the right to sublicense others, under Immunex Intellectual Property, and Immunex's portion of the Joint Technology, to research, develop, use, distribute, offer for sale, import and sell TNFR manufactured by Immunex in the AHP Territory. It is contemplated by the parties that Immunex shall retain the rights to manufacture TNFR for itself and AHP. Should Immunex do so, it is the parties' intention that Immunex enter into a manufacturing agreement with AHP to manufacture and supply TNFR to AHP under a "Manufacturing Agreement" as more fully defined in Article 4. In the event Immunex cannot or will not manufacture TNFR on behalf of AHP, the license to AHP shall include the right to make and have made. Furthermore, to the extent that AHP or its Affiliates needs to sell TNFR in North America for export and final sale in the AHP Territory, the license to AHP includes such right to sell for export to the AHP Territory.

    2.02 Immunex shall determine whether it will exclusively market TNFR itself to the Health Care Market in any country or countries in the Immunex Territory. If Immunex determines that it will not so market or will cease to so market TNFR in any one or more such countries, Immunex shall offer AHP all such marketing rights to TNFR. If Immunex and AHP are unable to establish mutually acceptable terms within 90 days following such offer, Immunex shall have the right to license TNFR to a third party on terms which are no less favorable to Immunex than those offered to AHP. If Immunex desires to enter into a license with an unaffiliated third party on terms that, taken as a whole, are more favorable to such third party than the terms offered to AHP, then Immunex shall not enter into an agreement with such third party unless it first offers such new terms to AHP. AHP shall have thirty (30) days from receipt of such additional offer to accept such terms.

    2.03 AHP hereby grants Immunex a royalty-free exclusive license (including, subject to Article 2.02, the right to sublicense others) under AHP Intellectual Property, and AHP's portion of the Joint Technology, to research, develop, make, have made, use, distribute, offer for sale, import and sell TNFR itself to health care professionals and/or providers in the Immunex Territory. This exclusive license, however, is subject to AHP's retained right to make and have made TNFR in North America if the Manufacturing Agreement is not entered into, and AHP's right to sell for export to the AHP Territory.

    2.04 Joint Technology shall be jointly owned by the parties, with each holding an undivided one-half (1/2) interest in such Joint Technology. Joint Technology shall not be assignable or otherwise conveyed to third parties without the express written consent of both parties to this Agreement, said consent not to be unreasonably withheld or delayed. The parties each shall execute and deliver any instrument and take such other actions as may be required to assign, convey or transfer to such other party its undivided one-half (1/2) interest in such Joint Technology.

                           ARTICLE 3.  DEVELOPMENT OF TNFR

    3.01 Promptly after the Effective Date, the parties shall negotiate in good faith and jointly prepare a Research Strategy Document and a Global Development Plan to be implemented jointly. The Research Strategy Document shall outline the general indications and approaches to be taken to gain initial/subsequent market approval. The Global Development Plan shall specify the duties and responsibilities of each party in completing the preclinical and clinical development of TNFR, and shall include and identify the studies needed to obtain Governmental Approvals. The plan shall also specify the criteria for continuation of clinical studies at mutual and synchronized decision points.
The parties shall have access to all TNFR clinical data (raw data and finished reports) generated by each other. AHP shall have the right to participate in FDA advisory board presentations and Immunex shall have the right to participate in equivalent presentations sponsored by AHP in the AHP Territory.

    3.02 The parties hereby establish a Joint Project Development Team to devise the Research Strategy Document and Global Development Plan, and to manage the implementation of the Global Development Plan. The Joint Project Development Team shall be comprised of members designated by each party on the basis of specific areas of expertise and ability to contribute to the development of TNFR. The parties shall be free to change or equally increase the number of their respective representatives upon reasonable notice to the other party. Decisions of the Joint Project Development Team shall be made by consensus (i.e., a majority of the members designated by the representatives designated by each party). In the implementation of the Global Development Plan, the Joint Project Development Team may utilize either party's personnel or other resources in any Territory, subject to prior mutual agreement. The


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Joint Project Development Team shall take into account factors such as personnel availability, expertise and overall efficiency in allocating responsibilities to the parties.

    3.03 The parties hereby establish a Product Development Steering Committee, or Steering Committee, comprising five senior representatives of each party to supervise and monitor the implementation activities of each of
the Joint Product Development Teams.   Co-chairpersons of the Steering
Committee shall be designated annually by AHP and Immunex. The initial members and Co-chairpersons of the Steering Committee are listed on Schedule A attached hereto. The parties shall be free to change or equally increase the number of their respective representatives upon reasonable notice to the other party. Expansion of the Steering Committee shall require the consent of each party. The Steering Committee shall, among other things, review draft research strategies, forecast and endorse projected budgets and manage the flow of funds. The Steering Committee shall meet once each calendar quarter and may meet at additional times, as the parties shall agree. The Co-chairpersons shall send notices and agendas for all regular meetings to all Steering Committee members. The location of regularly scheduled meetings shall alternate between the offices of the parties, unless otherwise agreed
by the parties.   Meetings may be held telephonically.  Members of the
Steering Committee shall have the right to participate in and vote at meetings by telephone or proxy. The party hosting any meeting shall appoint a secretary to the meeting who shall record the minutes of the meeting; such minutes shall be circulated to the parties promptly following the meeting for review, comment, ratification and distribution.

    3.04 The Joint Project Development Team shall endeavor to reach a consensus on all matters in dispute within a period of thirty (30) days. If such a resolution cannot be reached in that time period (or earlier at the election of either party), the matter shall be referred to the Steering Committee which shall endeavor to resolve the matter as soon as practicable. Decisions of the Steering Committee shall be made by simple majority vote of the members of the Steering Committee. If, after a period of thirty (30) days (or earlier at the election of either party), the matter is still not resolved, it shall be referred to the CEO of Immunex and the Executive Officer of AHP responsible for its global pharmaceutical operations, or their designees, to resolve in a period of thirty (30) days through good faith discussions, or if still unresolved, to promptly agree upon a binding third party dispute resolution mechanism intended to promptly and fairly resolve the matter in dispute.

    3.05 All development costs incurred with respect to development activities authorized by the Joint Project Development Team for the North American and European markets incurred from the Effective Date shall be shared on an equal basis between the parties, such costs to include, without limitation:

         -direct out-of-pocket costs (e.g. grants, Materials, animals, and costs of similar nature);


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         -costs of chemical or process development, excluding capital costs other than depreciation;

         -direct labor costs (salary plus benefits);

         -an overhead factor of [ * ], added to the direct labor costs; and

         -TNFR clinical materials, which shall be manufactured by Immunex in compliance with GMP.

         All costs shall be determined in accordance with allocation principles established by mutual agreement of the parties which shall be in accordance with generally accepted accounting principles, consistently applied. The Joint Project Development Team shall prepare annual workplans and budgets designating planned activities and estimated costs subject to cost sharing ("Shared Costs") pursuant to this Article 3.05, which workplans and budgets shall be reviewed by the Steering Committee and such budgets shall be combined by the Steering Committee with similar budgets, if any, relating to other product development agreements between the parties. Based upon such budgets, the party projected to be required to reimburse the other to equally balance Shared Costs shall pay to the other, in advance of each calendar month, 1/12 of the difference between
(a) its budgeted annual Shared Costs, and (b) one-half of the total annual budgeted Shared Costs to be incurred by both parties. Each party shall report to the other, within ten (10) days following the end of each calendar month, its actual Shared Costs for such month. The parties shall adjust the budgeted monthly payments on a quarterly basis to reflect actual Shared Costs incurred in
previous calendar quarters.   Each report shall detail the costs outlined above.
In reporting labor costs, each party shall report (a) the project or project involved; (b) the number of hours expended by each of its employees during such quarter, (c) a general indication of the activity or activities in which such hours were expended; and (d) the direct labor cost rate (salary and benefits) and overhead rate applicable to such employee. AHP shall have a [ * ] credit towards its obligations to Immunex hereunder.

    3.06 Territory specific activities intended to support unique regulatory and marketing approvals in territories other than North America and Europe (e.g., Japan, Latin America) shall be excluded from sharing and shall be borne solely by AHP. Each party shall be responsible for funding and management of any Phase IV studies performed in its respective Territory.

    3.07 Either party may, in its sole discretion, relinquish its rights to TNFR, and the sharing of costs hereunder, by providing written notice thereof to the other party within the following time periods:

         (A) TIME PERIOD I: Within thirty (30) days following the end of Phase II clinical trials and receipt by each party of a "Registration and Positioning Strategy


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Document".  The "Registration and Positioning Strategy Document" means a document which updates the Global Development Plan and which is prepared by the Joint Project Development Team prior to the initiation of Phase III studies; and

         (B) TIME PERIOD II: Within thirty (30) days of receipt of the results of that portion of the Phase III clinical trial data to be utilized for the regulatory filings in its Territory together with any other relevant data that is then available to the parties and is useful or necessary in evaluating the safety or efficacy of TNFR.

         Upon receipt by the non-relinquishing party of such notice, all rights to TNFR shall be transferred to the non-relinquishing party to exploit in its sole discretion, with no further obligations of any kind to the relinquishing party except for the right to receive payments in accordance with Article 3.08 below.

    3.08 Subject to the non-relinquishing party's right to recoup its development costs accrued from the date that the other party relinquished its rights to TNFR pursuant to Article 3.09 below, if the non-relinquishing party or its Affiliate, distributor, sublicensee, or other designee sells product(s) containing TNFR after receipt of notification of relinquishment of rights to TNFR from the other party pursuant to Article 3.07 (A) or (B), such other party shall pay or cause to be paid to the relinquishing party an earned royalty on their respective quarterly Net Sales in the relinquishing party's former Territory to begin on the date of Market Launch of TNFR in a specific country within such Territory and continue until the later of (i) expiration of the last Granted Patent(s) in such country that specifically claims product containing TNFR being sold in such country, or (ii) ten (10) years from the date of such Market Launch of product in such country, all in accordance with the following:

         (A) If TNFR has been relinquished pursuant to Article 3.07 (A) above and is not claimed by a Granted Patent(s), the non-relinquishing party shall pay or cause to be paid to the other party (i) an earned royalty of [ * ] on its, its Affiliates', or other designees' Net Sales thereof and (ii) [ * ] of revenues received by the non-relinquishing party with respect to Net Sales thereof by a third party if rights thereto are licensed by the non-relinquishing party to an unaffiliated third party;

         (B) If TNFR has been relinquished pursuant to Article 3.07(A) above and is claimed by a Granted patent(s), the non-relinquishing party shall pay or cause to be paid to the other party (i) an earned royalty of [ * ] on its, its Affiliates' or other designees' Net Sales thereof and (ii) if rights thereto are licensed by the non-relinquishing party to an unaffiliated third party, [ * ] of revenues received by the non-relinquishing party with respect to Net Sales thereof by such third party;

         (C) If TNFR has been relinquished pursuant to Article 3.07 (B) above and is not claimed by a Granted Patent(s), the non-relinquishing party shall pay or cause to be paid to the other party (i) an earned royalty of [ * ] on its, its Affiliates', or other


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designees' Net Sales thereof and (ii) [ * ] of revenues received by the non-relinquishing party with respect to Net Sales thereof by a third party if rights thereto are licensed by the non-relinquishing party to an unaffiliated third party; and

         (D) If TNFR has been relinquished pursuant to Article 3.07 (B) above and is claimed by a Granted Patent(s), the non-relinquishing party shall pay or cause to be paid to the other party (i) an earned royalty of [ * ] on its, its Affiliates', or other designees' Net Sales thereof and (ii) if rights thereto are licensed by the non-relinquishing party to an unaffiliated third party, [ * ]of revenues received by the non-relinquishing party with respect to Net Sales thereof by such third party;

         provided, however, that if no Granted Patent(s) exist with respect to TNFR, earned royalties or third-party revenues shall be due in accordance with subparagraph (A) and (C) above on a country-by-country basis for a period of ten
(10) years beginning on the date of Market Launch of TNFR in each such country within the relinquishing party's former Territory.

         (E) Royalties due on sales of Combination Product(s) would be calculated by multiplying actual Net Sales of such Combination Products by the fraction A/(A+B) where A is the invoice price of TNFR if sold separately, and B is the total invoice price of any other active component or components in the combination, if sold separately.

         (F) If the other active component or components in the combination are not sold separately, Net Sales, for the purpose of determining royalties on Combination Products would be calculated by multiplying actual Net Sales of such Combination Products by the fraction A/C where A is the invoice price of TNFR if sold separately and C is the invoice price of the Combination Product.

         (G) If neither TNFR nor the Combination Product is sold separately, Net Sales for purposes of determining royalties on the Combination Products would be calculated as above except that Immunex and AHP would allocate values to the components A and B based upon a good-faith determination of the respective contributions of such components to the market value of the Combination Product.

         (H) Sales between a party and its Affiliates, sublicensees or other designees or among its Affiliates and sublicensees or other designees, shall not be subject to royalties, but in such cases royalties shall be calculated upon the party's, its sublicensees', Affiliates' or other designees' annual Net Sales to an independent third party. Only one royalty payment shall accrue with respect to the same unit of TNFR. No royalties shall accrue on disposition of reasonable quantities of TNFR and Combination Products for no charge as samples or donations to independent third parties.


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    3.09  Notwithstanding the foregoing, no earned royalties would be due with respect to Net Sales made prior to the date that the non-relinquishing party has fully recouped its development costs in the relinquishing party's former Territory with respect thereto accrued from the date that the other party relinquished its rights to TNFR under Article 3.07, as such costs are substantiated in accordance with allocation principles established by mutual agreement of the parties, which shall be in accordance with generally accepted accounting principles, consistently applied, and offset by any amounts received from third parties as license fees or other consideration for the grant of marketing rights in the relinquishing party's former Territory or the use of data obtained in development activities in such Territory.

    3.10 If a party elects to develop an additional or secondary indication for TNFR, that the other party chooses not to support, the developing party shall retain all rights to the data it obtains in such independent development activities, subject to the non-developing party's right to acquire rights to use such data to prepare regulatory approval filings in its Territory upon payment to the developing party of a fee equal to [ * ] of the developing party's costs of conducting clinical studies and other activities related to such additional or secondary indication, such right to expire twelve (12) months from the date of the initial submission of a regulatory approval filing or registration package with respect to such indication.

                         ARTICLE 4.  MANUFACTURING AGREEMENT

    4.01 No later than two (2) years prior to AHP's estimated first Market Launch in any country in the AHP Territory, the parties shall enter into a definitive Manufacturing Agreement for supply of TNFR to AHP, unless Immunex cannot or will not manufacture TNFR for AHP. TNFR shall not be manufactured by a party that is not an Affiliate of a party to this Agreement without the prior written consent of both parties.

    4.02 The Manufacturing Agreement shall contain terms and conditions customary in such agreements, including but not limited to the following:

         (A) AHP shall pay to Immunex the following sums for TNFR manufactured by Immunex:
              (i) All third party royalty obligations to be paid only once either separately or as part of TNFR Manufacturing Cost;

              (ii)   Immunex Manufacturing Cost of TNFR; plus

              (iii) A reasonable profit equal to [ * ] of Immunex Manufacturing Cost (excluding for these purposes any third party royalty obligation included in Manufacturing Cost) of TNFR;



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

         provided, however, that the parties shall negotiate in good faith an appropriate reduction in such amount to be paid to Immunex with respect to TNFR to be sold in any country in the AHP Territory in which such amount (plus any other royalty obligations paid directly to third parties) on a per unit basis exceeds [ * ] of the net selling price (determined in accordance with Article 1.22) per unit of TNFR to be sold by Wyeth, its Affiliates, sublicensees, distributors or other designees, such reduction to take into account all relevant facts and circumstances with respect to the marketing of TNFR in such country.

    4.03 Prior to the start of manufacture of TNFR, the parties shall establish guidelines upon which the Immunex Manufacturing Cost of TNFR will be based. These guidelines will be in accordance with allocation principles established by mutual agreement of the parties, which shall be in accordance with generally accepted accounting principles, consistently applied. The Immunex Manufacturing Cost of TNFR shall be recalculated annually based upon these guidelines.

                  ARTICLE 5.  PATENT AND TECHNOLOGY REPRESENTATIONS
                                    AND WARRANTIES

    5.01  Immunex represents and warrants to AHP that:

         A. it has, and at all times during the term of the license granted to AHP herein will maintain the right to grant to AHP the rights set forth in this Agreement and to provide to AHP the Immunex Technology and Immunex Patents rights set forth in this Agreement;

         B. the existing Immunex Patent(s) and Immunex Intellectual Property are owned by or licensed to Immunex exclusively with the right to license and/or sublicense to AHP;

         C. it is not aware of any claims by any third parties to an ownership interest in the Immunex Intellectual Property licensed to AHP under this Agreement;

         D. it shall immediately notify AHP in writing in the event it receives notice of any claims as referenced in C above, becomes in default under any license agreement, or becomes aware of patent, trade secret, or other right as referenced in C above.

         E. to the best of its knowledge, all, and only, the true inventors of the subject matter claimed are named in the existing Immunex Patent(s), and no part of Immunex Intellectual Property has been unlawfully derived from a third party.

         F. it has and shall continue to disclose all information material to the examination of Immunex Patent(s), within the meaning of 37 C.F.R. 1.56, in writing to the U.S.P.T.O.; and further, is not aware of any anticipatory disclosures within the meaning of 35 U.S.C. 102 that would be prejudicial to the patentability of the subject matter of existing patent applications within Immunex Patent(s).

    5.02  AHP represents and warrants to Immunex that:

         A. it has, and at all times during the term of the license granted to Immunex herein will maintain the right to grant to Immunex the rights set forth in this Agreement and to provide to Immunex the AHP Intellectual Property rights set forth in this Agreement;

         B. the existing AHP Intellectual Property are owned by or licensed to AHP exclusively with the right to license and/or sublicense to Immunex;

         C. it is not aware of any claims by any third parties to an ownership interest in the AHP Intellectual Property licensed to Immunex under this Agreement;

         D. it shall immediately notify Immunex in writing in the event it receives notice of any claims as referenced in C above, becomes in default under any license agreement, or becomes aware of a patent, trade secret, or other right as referenced in C above.

         E. to the best of its knowledge, all, and only, the true inventors of the subject matter claimed are named in the existing AHP Patent(s), and no part of AHP Intellectual Property has been unlawfully derived from a third party.

         F. it has and shall continue to disclose all information material to the examination of AHP Patent(s), within the meaning of 37 C.F.R. 1.56, in writing to the U.S.P.T.O.; and further, is not aware of any anticipatory disclosures within the meaning of 35 U.S.C. 102 that would be prejudicial to the patentability of the subject matter of existing patent applications within AHP Patent(s).

    5.03 During the term of this Agreement, Immunex shall promptly inform AHP concerning all Intellectual Property relating to TNFR that is conceived, made, developed or reduced to practice solely by Immunex personnel, or by Immunex personnel jointly with employees of AHP. During the term of this Agreement, AHP shall inform Immunex concerning all Intellectual Property relating to TNFR that is conceived, made, developed or reduced to practice solely by AHP personnel, or by AHP personnel jointly with employees of Immunex.

    5.04 Immunex shall be responsible, at its sole expense, for the preparation, filing, prosecution and maintenance of all Immunex Patent(s) in a commercially reasonable manner. Immunex shall consult with AHP in advance, and consider AHP's timely given reasonable comments and advice with respect to the prosecution and maintenance of Immunex Patent(s), and shall give due credence to AHP's comments with respect to appropriate countries in which a foreign filing campaign should be conducted.

    5.05 AHP shall prepare, file, prosecute and maintain, in a commercially reasonable manner, all AHP Patent(s) owned or controlled solely by AHP, and all Joint Patent(s). All preparation, filing, prosecution and maintenance of Joint Patent(s) and AHP Patent(s) will be handled by AHP, with AHP paying all costs related thereto. If, in AHP's sole discretion, it is deemed necessary to use outside counsel or an agent to prepare, file, prosecute or maintain AHP Patent(s) or Joint Patent(s), AHP shall engage such counsel or agent. Fifty percent (50%) of all reasonable expenses paid to outside counsel with respect to Joint Patent(s) shall be paid by AHP and fifty percent (50%) by Immunex. AHP shall be solely responsible for any and all expenses paid to outside counsel with respect to AHP Patent(s). AHP may, upon sixty (60) calendar days prior written notice, advise Immunex that AHP no longer wishes to prosecute or maintain any patents or patent applications, as solely owned by AHP and within AHP Patent(s), or Joint Patent(s). If AHP so notifies Immunex, Immunex may take over the prosecution or maintenance of Joint Patent(s) or allow the Joint Patent(s) to become abandoned or lapse. Immunex shall have no right to take over the prosecution, but may take over, at its sole expense, the maintenance of any such aforementioned AHP Patent(s).

    5.06 Immunex shall inform AHP of all substantive developments with respect to the filing, prosecution and maintenance of Immunex Patent(s), including without limitation, interference, opposition, nullification, and revocation matters. AHP shall inform Immunex of all substantive developments with respect to the filing, prosecution and maintenance of AHP Patent(s) and Joint Patent(s), including without limitation, interference, opposition, nullification, and revocation matters. With respect to said activities, each shall provide to the other copies of all office actions and other communications concerning any Immunex Patent(s), AHP Patent(s) and/or Joint Patent(s), and consider the timely given, reasonable comments and advice of the other party with respect to the strategy employed and submissions made relative thereto.

    5.07 Each party shall give notice to the other of any decision to cease prosecution and/or maintenance of AHP Patent(s), Immunex Patent(s) or Joint Patent(s) and, in such case, shall permit the other, at its sole discretion, to continue prosecution or maintenance, at its own expense. If either party elects to continue prosecution or maintenance upon notice from the other that it will cease such activities, the party giving notice shall execute such documents and perform such acts at its expense as may be reasonably necessary for the other party to perform such prosecution or maintenance. Fifty percent (50%) of the expenses and costs incurred by a party to continue prosecution and maintenance of Patent(s) abandoned by the other party shall be fully creditable against royalties due under Article 3 herein; however, no royalty payment when due, regardless of the number of such credits available to a party in accordance with the terms of this Agreement, shall be reduced by more than fifty percent (50%) in any calendar year. Unused credits may be carried over into subsequent royalty periods until fully exhausted. In the event that either party continues prosecution and/or maintenance of any Joint Patent(s), it shall do so at its sole expense.

    5.08 Immunex shall enforce and/or protect the Immunex Patent(s) and Immunex Intellectual Property licensed to AHP under this Agreement against any third party who infringes or wrongfully uses same in any manner. With the reasonable assistance and cooperation of Immunex in all material respects, AHP shall have the right but not the obligation to enforce and/or protect the Joint Patent(s) and Joint Intellectual Property, in its sole discretion, against any third party who infringes or wrongfully uses same in any manner. AHP shall, at its sole discretion, enforce and/or protect the AHP Patent(s) and AHP Intellectual Property against any third party who infringes or wrongfully uses same in any manner. The party enforcing the aforementioned Patent and/or Intellectual Property rights shall bear all costs of suit and shall retain all damages or other monies awarded or received in settlement of such suit.

    5.09
         a) In the event that there is infringement on a substantial commercial scale by a third party of any Immunex Patent(s) or misuse of Immunex Intellectual Property, the party first receiving notification thereof shall notify the other party in writing to that effect, including with said written notice evidence establishing a prima facie case of such infringement or misuse by such third party. If, prior to the expiration of one hundred and twenty
(120) days from the date of said notice, Immunex obtains a discontinuance of such infringement or brings suit against the third party infringer, then the obligation of AHP to pay royalties hereunder shall continue unabated. Immunex shall bear all the expenses of any suit brought by it and shall retain all damages or other monies awarded or received in settlement of such suit. AHP will cooperate with Immunex in any such suit and shall have the right to consult with Immunex and be represented by its own counsel at its own expense. Immunex shall not settle any such suit without the consent of AHP as to the terms and conditions of such settlement.

         b) In addition, AHP shall have the right after such one hundred twenty (120) day notice period, but not the obligation, to bring suit against such infringer and join Immunex as a party plaintiff, provided that AHP shall bear all the expenses of such suit. Immunex will cooperate with AHP in any such suit brought by AHP against a third party, and shall have the right to consult with AHP and to participate in and be represented by independent counsel in such litigation at its own expense. AHP shall incur no liability to Immunex as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding an Immunex Patent invalid or unenforceable.

    5.10 Each party shall promptly give notice to the other of the grant, lapse, revocation, surrender, invalidation or abandonment of any Immunex Patent(s), Joint Patent(s) or AHP Patent(s) for which it has the responsibility of filing, prosecution and maintenance.

    5.11 The parties hereto shall cooperate with each other in seeking to gain patent term restoration or similar extensions or continuations of rights under the Immunex Patent(s), AHP Patent(s) or Joint Patent(s).

    5.12 The parties shall cooperate to obtain such license(s) under any third party patent(s) as necessary or desirable to manufacture, use and sell TNFR in any Territory. Any such license shall only be entered into if both Immunex and AHP give their prior written consent.

                             ARTICLE 6.  CONFIDENTIALITY

    6.01 All information of whatever kind relating to or developed hereunder, including without limitation, all oral, written, electronic or other communications and other information, including any and all analysis or conclusions drawn or derived regarding the, Materials, Field, Intellectual Property, TNFR, Immunex Patent(s), AHP Patent(s), Joint Patent(s), or either party's marketing, financial or other business plans or data, personnel, processes, formulations, analytical procedures, clinical procedures, methodologies, products, samples, specimens or functions ("Information") that is owned or provided by either party or licensed or otherwise provided to the other party hereunder shall be possessed and used subject to the following terms and conditions:

         A. Each party shall keep all Information in confidence and shall use Information solely in accordance with the terms and conditions of this Agreement. Absent prior written consent of the other party, neither party shall disclose any Information to any person or entity, except those of its officers, employees, in the case of Immunex, employees of AHP and its Affiliates, in the case of AHP and its Affiliates, employees of Immunex, clinical investigators and consultants of the parties who require said Information to enable such party to perform obligations under this Agreement. The officers, employees, clinical investigators and consultants to whom Information is to be disclosed shall be advised by such party of, and bound by the terms of this Agreement, wherever reasonably practicable.

         B. The obligations of confidentiality and non-use set forth herein shall not apply to any Information that is (or subsequently becomes):

              (i) not owned or otherwise controlled by, or provided by AHP or Immunex or licensed hereunder; or

              (ii) published or available to the general public otherwise than through a breach of this Agreement; or

              (iii) previously known to or independently developed by AHP prior to entering into this Agreement.

         C. In the event that either party is required by judicial or administrative process to disclose any or all of the Information, it shall promptly notify the other party and allow the other party a reasonable time to oppose such process before disclosing any Information, and to redact any portion of Information as may be permissibly redacted in accordance with such aforementioned process.

    6.02 Subject to Sections 12.01 and 12.02 hereof, each party shall be free to disclose and use such Information in any manner that reasonably advances the research, development, manufacturing, marketing and/or sale of TNFR. Nothing herein shall limit either party's disclosure or use of any of its Intellectual Property or other Information in which the other party does not have an ownership interest or that is not exclusively licensed to the other party.

    6.03 Subject to the license rights set forth in Article 2 herein and the parties' rights upon termination set forth in Article 9 herein, upon expiration or termination of this Agreement, a party that has received Information from the other party shall immediately return to the disclosing party all Information that it has received from the disclosing party, all notes that may have been made regarding said Information, and all copies thereof. The receiving party may retain one copy of each item of Information and notes regarding same, provided that said copy shall be retained and used solely for compliance purposes and shall be held in the receiving party's confidential files. For purposes of this Paragraph, AHP and Immunex shall each be considered the disclosing parties with respect to any Joint Intellectual Property.

    6.04 The confidentiality and non-use provisions contained herein shall remain effective during the term of this Agreement and for five (5) years thereafter.
                          ARTICLE 7. ACCOUNTING AND REPORTS

    7.01 Each party and/or its Affiliates, as applicable, shall keep true accounts of Net Sales and of all sums payable under Article 3 hereof and deliver to the other party, within forty five (45) calendar days after the end of each calendar quarter year after relinquishment of the other party's rights to TNFR, a written account, including quantities, of its and its sublicensees' Net Sales of TNFR subject to royalty payments together with the amount of the payment due for said calendar quarter year.

    7.02 With each accounting required by this Article, the reporting party and/or its Affiliates, as applicable, shall also provide to the other party, without deduction except where expressly permitted by this Agreement, all royalty payments due for the calendar quarter year for which the accounting is made.

    7.03 Each party and/or its Affiliates, as applicable, shall keep accurate records in sufficient detail to enable the amounts due to the other party to be determined. Upon request, the reporting party shall permit an independent, certified public accountant selected by the other party, except one to whom the reporting party has a reasonable objection, to have access, on reasonable advance notice and during regular business hours, to records necessary to determine the correctness of any report or payment made in respect to any calendar year and obtain information as to the amount of royalties payable for any such period. Such examination shall be at the requesting party's sole expense and shall not take place more than once each calendar year. These rights with respect to any calendar year shall terminate two (2) years after the end of any such year.

    7.04 Each party shall keep true and detailed accounts of all expenditures in furtherance of the research and development collaboration hereunder. During the term of this Agreement and for one (1) year thereafter, at the requesting party's sole expense and no more than once per calendar year, the other party shall permit an audit of such records by an independent, certified public accountant. Such accountant shall be selected by the requesting party but shall be one to whom the other party has no reasonable objection, and shall access, on reasonable advance notice and during regular business hours, the records necessary to determine the correctness of the aforementioned report and accounting. These rights with respect to any calendar year shall terminate two
(2) years after the end of any such year.

                                 ARTICLE 8. CURRENCY

    8.01 All payments to be made under this Agreement shall be made in United States dollars by bank wire transfer in immediately available funds to a bank account designated by the party receiving the funds.

                                ARTICLE 9. TERMINATION

    9.01 Upon any material breach by either party under this Agreement, in addition to any other remedy it may have, the non-breaching party may terminate this Agreement by sixty (60) calendar days written notice to the breaching party, specifying the material breach, default or other defect. If the breaching party has proposed a course of action to cure the breach and is acting in good faith to cure the breach, but has not cured the breach by the sixtieth
(60th) day, the said period shall be extended by such period as is reasonably necessary to permit the breach to be cured.

    9.02 Either party may terminate this Agreement and any licenses granted hereunder with notice if the other party becomes insolvent, makes an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such party, or has a receiver or trustee appointed for all or substantially all of its property, provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) calendar days after the filing thereof.

    9.03 Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to the effective date of such termination including the obligation to pay royalties for TNFR sold prior to the effective date of such termination.

                         ARTICLE 10. RIGHTS UPON TERMINATION

    10.01  If this Agreement is terminated by either party pursuant to Article
9.01 or 9.02, on the effective date of said termination, both party's obligations under this Agreement shall terminate. However, notwithstanding such termination, the terminating party shall retain a fully paid up, fee free, worldwide, exclusive license under the Joint Intellectual Property and the non-terminating party's Intellectual Property to research, develop, make, have made, use, import, offer for sale, and sell TNFR in accordance with the license grant set forth in Article 2 herein.

                                ARTICLE 11. INDEMNITY

    11.01 Except as is set forth in Article 11.02 herein and the Manufacturing Agreement if entered into by the parties, and, except to the extent caused by Immunex's negligent or more culpable acts or omissions, AHP shall defend, indemnify and hold Immunex harmless from and against any and all claims, settlements of claims or other liabilities, including reasonable attorneys fees, that Immunex incurs as a result of exercise by AHP of any rights licensed or otherwise accruing to it under this Agreement. Immunex agrees that AHP shall select counsel reasonably satisfactory to Immunex to undertake the defense of any claim against Immunex covered by AHP's indemnity, Immunex further agrees that AHP, by and through said counsel and with Immunex's participation, shall control the course of such legal representation including, but not limited to, settlements or other resolutions of claims. AHP shall pay the fees of such counsel as they are incurred.

    11.02 Except as is set forth in Article 11.01 herein and the Manufacturing Agreement if entered into by the parties, and, except to the extent caused by AHP's negligent or more culpable acts or omissions, Immunex shall defend, indemnify and hold AHP harmless from and against any and all claims, settlements of claims or other liabilities, including reasonable attorneys fees, that AHP incurs as a result of exercise by Immunex of any rights licensed or otherwise accruing to it under this Agreement. AHP agrees that Immunex shall select counsel reasonably satisfactory to AHP to undertake the defense of any claim against AHP covered by Immunex's indemnity. AHP further agrees that Immunex, by and through said counsel and with AHP's participation, shall control the course of such legal representation including, but not limited to, settlements or other resolutions of claims. Immunex shall pay the fees of such counsel as they are incurred.

    11.03 Except to the extent caused by the other party's negligent or more culpable acts or omissions, each party shall defend, indemnify and hold the other party harmless from and against any and all claims, settlements of claims or other liabilities, including reasonable attorneys fees, that the indemnified party incurs as a result of failure or breach of any warranty made by the other party herein or the other party's exercise of any rights or obligations accruing to it under this Agreement. The indemnifying party shall select counsel reasonably satisfactory to the other party to undertake the defense of any claim covered by an indemnity. The indemnifying party by and through said counsel and with the other party's participation, shall control the course of such legal representation including, but not limited to, settlements or other resolutions of claims. The indemnifying party shall pay the fees of such counsel as they are incurred. It is understood and agreed that the obligations set forth in this
Article 11.03 are in addition to any remedies for breach of contract that either party may have.
                   ARTICLE 12. PUBLIC ANNOUNCEMENT AND PUBLICATION

    12.01 If either party desires to, or is required by law to, make a public announcement concerning this Agreement or the subject matter hereof, such party shall give reasonable advance notice of the proposed text of such announcement to the other party for its review and approval. All written publication and other public announcements such as regulatory filings and approvals shall include the names of the parties, where appropriate.

    12.02 In the event that either party wishes to publicly disclose, any research performed hereunder under or the results thereof, or any Information (as defined in Article 6.01 herein), it shall provide a copy of any such proposed public disclosure to the non-disclosing party at least sixty (60) calendar days prior to any planned issuance of the same. The non-disclosing party shall have sixty (60) calendar days from the receipt of the proposed public disclosure to object to the proposed disclosure on the basis that it contains or references unprotected patentable subject matter and/or violates the confidentiality provisions hereof. Notwithstanding the foregoing sentence, each party shall use reasonable efforts to review and respond to any proposed disclosures as quickly as possible within said sixty (60) calendar days. If the non-disclosing party objects solely on the basis that the disclosure contains unprotected patentable subject matter, the party that has proposed the disclosure shall refrain from making the disclosure for one hundred twenty (120) calendar days from the date of the non-disclosing party objection in order to allow the parties an opportunity to obtain proper legal protection for the subject matter contained in the proposed public disclosure. In the event that the non-disclosing party objects to any proposed public disclosure on the basis that some or all of said disclosure violates the confidentiality terms of this Agreement or any third party confidentiality agreement, said disclosure shall not be made.

    12.03 In the event that either party submits any manuscript relating to TNFR for scientific publication, it will consider and acknowledge the contributions of the other party, including, as appropriate, co-authorship.

                           ARTICLE 13. INDEPENDENT PARTIES

    13.01 At all times during the term of this Agreement, Immunex and AHP shall be deemed and shall in fact be independent of one another and neither shall be authorized or empowered hereby to act as the agent for the other party for any purpose whatsoever or, on behalf of the other, enter into any contract, warranty or representation as to any matter.

    13.02 AHPC and ACY shall not exercise or cause to be exercised any of ACY's rights set forth under Section 4.04 or 4.05 of the Governance Agreement to prevent or interfere with the exercise by Immunex of any rights provided to it under this Agreement.

                ARTICLE 14. ADDITIONAL REPRESENTATIONS AND WARRANTIES

    Each party hereby represents and warrants to the other party as follows:

    14.01 Such party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted, and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party's ability to perform its obligations under this Agreement.

    14.02 Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and
(b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

    14.03 All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such party in connection with the execution, delivery and performance of this Agreement have been and shall be obtained.

    14.04 Notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not and shall not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation of such party.

    14.05 THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND PARTICULARLY THAT COMPOUNDS AND/OR PRODUCTS WILL BE DEVELOPED HEREUNDER, WILL HAVE COMMERCIAL UTILITY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                             ARTICLE 15.  EXPORT CONTROLS

    15.01 The parties acknowledge that both are subject to laws and regulations of the United States of America governing exportation of technical information, computer software, laboratory prototypes and other commodities and that the rights hereunder are contingent on compliance with all such laws and regulations. The transfer of certain technical data and commodities may require a license from the appropriate agency of the United States Government and neither party shall export such technical data or commodities to certain foreign countries to which export restrictions apply without the prior approval of such agency.

                          ARTICLE 16.  SURVIVAL AND WAIVERS

    16.01 The covenants of the parties that by their terms or express intent are to be performed after the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

    16.02 Any term or condition of this Agreement may be waived or qualified at any time by the party entitled to the benefit thereof by a written instrument that specifically identifies this Agreement and the term or condition to be waived or qualified and is executed by a duly authorized officer of said party. No delay or failure on the part of either party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder.

                              ARTICLE 17. GOVERNING LAW

    17.01 With the exception of patent matters which shall be governed by application of national patent laws, this Agreement shall be construed and the respective rights of the parties hereto determined in accordance with the laws of the State of New Jersey and of the United States, and the parties shall submit to the jurisdiction of the district and state courts of New Jersey, however applicable.

                                ARTICLE 18. ASSIGNMENT

    18.01 Neither party may directly or indirectly assign or otherwise transfer this Agreement in whole or in part without the prior written consent of the other. Any assignment or other transfer in violation of this provision shall be void.

                           ARTICLE 19. SUBSIDIARY AGREEMENT

    19.01 AHP may, from time to time, request and Immunex agrees to execute, upon request, separate license agreements (hereinafter called "Subsidiary Agreements") separately granting directly to any Affiliate equivalent rights as granted to AHP herein, within the AHP Territory. Any such Subsidiary Agreement entering into force under this Paragraph shall be prepared by AHP and shall contain terms and conditions consistent with those of this Agreement.

                                ARTICLE 20. SEVERANCE

    20.01 If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, all other provisions shall continue in full force and effect.

                                 ARTICLE 21. NOTICE

    21.01     Notices to AHP shall be addressed to:

                   AMERICAN HOME PRODUCTS CORPORATION
                   Five Giralda Farms
                   Madison, New Jersey 07940
                   Attention:     Office of the Senior Vice President and
                                  General Counsel

    Copy to:       Senior Vice President, Global Business Development
                   Wyeth-Ayerst
                   555 E. Lancaster
                   St. Davids, PA  19087

    Notices to Immunex shall be addressed to:

                   IMMUNEX CORPORATION
                   51 University Street
                   Seattle, Washington   98101
                   Attention:  General Counsel

    21.02 Any notice required or provided for by the terms of this Agreement shall be in writing, addressed in accordance with this Paragraph, and sent by registered or certified mail, return receipt requested, postage prepaid or by express courier services providing evidence of delivery. The effective date of any notice shall be the date of receipt by the receiving party.

                              ARTICLE 22. FORCE MAJEURE

    22.01 No failure or omission by the parties hereto in the performance of any obligation under this Agreement shall be deemed a breach hereof or create any liability if the same arises from any cause beyond the control of the parties including, but not limited to, the following: act of God; acts or omissions of any government; any rule, regulation or order issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; or strike, lockout or other work stoppage provided that such failure or omission is cured as soon as is practicable after the occurrence of the force majeure.
                             ARTICLE 23. ENTIRE AGREEMENT

    23.01 This Agreement, together with any Schedules attached hereto and expressly incorporated herein, and the Manufacturing Agreement if entered into by the parties, constitute the entire agreement between the parties relative to the subject matter hereof and supersede all previous arrangements whether written or oral. Any amendment or modification to this Agreement shall be of no effect unless made in a writing that specifically references this Agreement and signed by both parties.

    IN WITNESS WHEREOF the parties, intending to be bound hereby, have caused their duly authorized representatives to execute this Agreement.

AMERICAN HOME PRODUCTS CORPORATION
NAME: /s/ Joseph J. Carr
    -------------------------

DATE:  July 17, 1996
    -------------------------

IMMUNEX CORPORATION
NAME: /s/ Edward V. Fritzky
    -------------------------
    Edward V. Fritzky
    Chairman and Chief Executive Officer

DATE:  July 17, 1996
    -------------------------

                                      SCHEDULE A

                                  STEERING COMMITTEE

AHP Members:

    Bruce Schneider

    Joseph Pittelli

    Mahdi Fawzi

    Gerald Fisher

    Justin Victoria

Immunex members:

    Peggy Phillips

    Kenneth Seamon

    F. Ann Hayes

    Helmut Sassenfeld

    Andrew Lewis